Exhibit 99.1

Fabrinet Announces Pricing of Secondary Offering By Selling Shareholders

BANGKOK, Thailand – March 15, 2013 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, announced today that an underwritten public offering of 3,800,000 ordinary shares offered by selling shareholders has been priced at $14.00 per share. The offering is expected to close on March 20, 2013, subject to customary closing conditions. Fabrinet will not sell any ordinary shares in the offering and will not receive any of the proceeds from the offering.

Morgan Stanley is acting as the sole underwriter for the offering and has an option to purchase up to 570,000 ordinary shares from the selling shareholders to cover over-allotments, if any.

This offering is being made by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained by contacting Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014 (Tel: 1-866-718-1649; Email: prospectus@morganstanley.com).

This offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SOURCE: Fabrinet

Investor Contact:

Jennifer Predmore

215-428-1797

ir@fabrinet.com